Exhibit 3.30

OPERATING AGREEMENT

OF

GENERAL PARTS DISTRIBUTION LLC

A NORTH CAROLINA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (this “Agreement”) of GENERAL PARTS DISTRIBUTION LLC, a North Carolina limited liability company (the “Company”), is entered into and shall be effective as of October 24, 2007, by and among the Company and GENERAL PARTS, INC. as its sole Member (herein “Member”) and all other persons who hereafter become a member or manager of the Company, all in accordance with and pursuant to the North Carolina Limited Liability Company Act, as amended, codified in North Carolina General Statutes, as amended - (the “Act”).

RECITALS

The Member caused the Company to be organized on October 24, 2007, by filing duly executed Articles of Organization with the North Carolina Secretary of State. It is the intention of the Members that the Company be disregarded for federal, state and foreign tax purposes for so long as the Company has only one member; provided however, the separate identity of the Company from that of the Member shall be respected for all other purposes.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.1    Purpose. The Company’s business and purpose be to engage in any lawful activities permitted to limited liability companies by the applicable laws and statutes for such entities of the State of North Carolina.

1.2    Members. The Members are all of the members of the Company and hereby ratify all actions heretofore taken by the Organizer in organizing the Company.

1.3    Place of Business. The principal place of business of the Company shall be located in North Carolina. The Member may change the principal place of business of the Company to any other place and establish or close other offices and places of business.

1.4    Duration. The existence of the Company commenced on the effective date of the filing of the Articles of Organization of the Company and shall continue until the Company is dissolved and its affairs are wound up in accordance with Article VI below.

1.5    Title to Property. The Company shall hold all property (real, personal, tangible, and intangible) owned from time to time by the Company as a result of capital contributions (as contemplated in Section 3.1 below), operations or otherwise, in the name of the Company and not in the name of any Member. Insofar as permitted by applicable law, no member or manager shall have any ownership interest in any Company property in its individual name or right and, each membership or other ownership interest in the Company shall be personal property for all purposes.

1.6    Limited Liability. The Member shall not be bound by, or be personally liable for, the debts, obligations or liabilities of the Company, except as, and to the extent that, the Member expressly agrees otherwise in writing. In furtherance of the foregoing, in no event shall the Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in the Member’s capital account, if any, upon the dissolution or liquidation of either the Company or the Member’s membership interest in the Company, or at any other time, except to the extent the Member expressly agrees thereto in writing to the Company.

ARTICLE II

MANAGEMENT

2.1    Management. The business of the Company shall be managed by managers (within the meaning of the Act). O. TEMPLE SLOAN III, ROBERT L. BLAIR, JOHN W. GARDNER, RICHARD B. GUIRL1NGER, CLIFFORD H. HENLINE, JR., MICHAEL J. RIESS, II, and ROBERT A. WICKER shall be the initial managers and shall be vested with the exclusive control of the management of the business and affairs of the Company. At any time, the Managers may be removed or new Managers elected by the vote of the Member. All power and authority of the Company shall be exercised by, or under the direction and control of, the managers in a manner consistent with this Agreement including specifically the provisions of Section 2.2, and the Act.

The Managers shall have the right to designate and elect officers for the Company. The Managers may, from time to time, change the designation of officers and appoint additional individuals as officers of the Company. Unless the Managers, decide otherwise, if the title of an officer is one commonly used for an officer of a business corporation formed under the North Carolina Business Corporation Act, such officer shall have the duties and authority customarily associated with that office. The Managers may remove any officer at any time, with or without cause. Until changed by the Managers as set forth above, the officers shall be as follows:

J. Michael Riess II	SVP & President – Store Group
John W. Gardner	SVP – Finance, Corporate Development and Treasurer
David L. McCartney	SVP – Logistics & Supply Chain
Richard B. Guirlinger	VP – Strategic Planning & Analysis
Robert A. Wicker	SVP, General Counsel & Secretary
James S. Felman	VP – Tax and Assistant Secretary

2.2    Limitations. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall not, and the Members and managers of the Company shall have no authority to, without the unanimous consent of its Member(s), do any of the following:

(a)    engage in any business or activity other than those set forth in Article I;

(b)    do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(c)    dissolve or liquidate, in whole or in part;

(d)    consolidate or merge with or into any other entity;

(e)    institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution or bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of property of the Company, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take company action in furtherance of any such action; or

(f)    amend the Articles of Organization or the Operating Agreement of the Company.

2.3    Exculpation and Indemnification. The Members and managers shall, to the fullest extent permitted under the Act or other applicable law, be exculpated from and indemnified by the Company against any liability, loss, damage, penalty, action, claim, judgment, settlement, cost, expense of any kind or nature whatsoever (including all reasonable attorneys’ fees, costs and expenses of defense, appeal and settlement of any proceedings instituted against the Members, the managers or the Company and all costs of investigation in connection therewith) that in any way relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Company, the Members or the managers acting on behalf of the Company. Expenses incurred by the Members or managers in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Company prior to the final disposition thereof; provided however, prior to such advancement the Members or managers shall agree in writing to repay such advancement to the extent that it shall be determined ultimately that such Members or managers are not entitled to be indemnified hereunder. The satisfaction of the obligations of the Company under this Section 2.3 shall be from, and limited to, the assets of the Company; the Members and the managers shall not have any liability on account thereof. The right to indemnification and payment of expenses conferred in this Section 2.3 shall not be exclusive of any other right which the Member or manager may have or hereafter acquire under law or equity, provision of this Agreement, or otherwise.

2.4    Other Business Ventures. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such other ventures or income or profits therefrom by virtue of this Agreement or the Member’s status as a member of the Company, or the manager’s status as a manager of the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

3.1    Capital Contributions. On the effective date of this Agreement, the Members contributed the Member’s initial capital contribution to the Company. The Members shall make such additional contributions to the capital of the Company, and on such terms and conditions, as the Members may from time to time determine in the Member’s sole discretion. The Members shall have no duty or obligation to make any other contributions to the capital of the Company for any purpose. All capital contributions by the Members shall be recorded on the books and records of the Company. Property owned by the Members shall in no event be deemed owned by the Company unless there is a writing affirmatively evidencing the Member’s intent to transfer title to such property to the Company.

3.2    Allocations. One hundred percent (100%) of the Company’s profits and losses shall be allocated to the Members as follows:

GENERAL PARTS, INC.                                                     100%

3.3    Distributions. The Company shall make such distributions of money and other property to the Members at such times and in such amounts as determined from time to time by the managers; provided, however, that no distribution shall be made in violation of the Act. The Members shall not be required to return all or part of any distributions made to the Member by the Company.

ARTICLE IV

SEPARATENESS PROVISIONS

4.1    Separate Entity. Except for federal, state, local and foreign income tax purposes, the Company for all other purpose will constitute an entity separate and apart from its Members and other persons or entities.

ARTICLE V

TRANSFERS AND ISSUANCES OF MEMBERSHIP INTERESTS;

ADMISSION OF NEW MEMBERS

5.1    Transfer of Membership Interest. The Members may assign, transfer and otherwise convey (collectively, “convey”) all or part of the Member’s membership interest in the Company only by (a) executing a written instrument of assignment, duly describing the membership interest in the Company being conveyed to the transferee and the rights and obligations that the transferee shall have in respect of such interest (including whether the transferee is to be admitted as a member of the Company), and (b) complying with the provisions of Section 5.3. Any attempted or purported conveyance of all or part of a membership interest in the Company that does not comply with the preceding sentence shall be null and void and not recognized by the Company.

5.2    Admission of Additional Members. The Company, with the Member’s written consent, may issue membership interests to other persons and admit such persons as members of the Company. Any attempted or purported admission of a member that does not comply with the preceding sentence shall be null and void and not recognized by the Company. The issuance of membership interests to a new member shall become effective upon compliance with the provisions of Section 5.3.

5.3    Amended and Restated Limited Liability Company Operating Agreement. The Company was formed with the intention that it would have only one member, such that at all times the Company would be disregarded as an entity separate from its owner for federal tax purposes under section 301.7701-3(b)(1)(ii) of the Treasury Regulations. Accordingly, any action described in Section 5.1 or 5.2 (relating to the admission of new members to the Company) that would cause the Company to have more than one member shall be made in conjunction with the execution by the Company, and all of those persons who are to become members of the Company, of an amended and restated limited liability company operating agreement setting forth, at a minimum, the relative rights, obligations and duties of such members in respect of the Company, the manner in which the Company shall be operated, and the manner in which the Company shall be characterized for federal tax purposes (i.e., as a partnership or an association taxable as a corporation).

ARTICLE VI

DISSOLUTION

6.1    Member Status. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any Company Interest shall be subject to all of the restrictions, hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member. To the extent permitted by applicable law.

6.2    Dissolution of the Company. The Company shall not be dissolved except upon the written consent of the Member.

ARTICLE VII

MISCELLANEOUS

7.1    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of North Carolina (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

7.2    Amendments. This Agreement may be modified, altered, supplemented or amended only by the written consent of the Member.

7.3    Construction. Unless otherwise indicated, “Sections” mean and refer to the numbered Sections of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context requires otherwise. All headings and captions used in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement.

7.4    Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

7.5    Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

7.6    Seal. The Company shall not have a seal, and no agreement, instrument or other document executed on behalf of the Company that would otherwise be valid and binding on the Company shall be invalid or not binding on the Company solely because no seal of the Company is affixed thereto

7.7    Gender. As used in this Operating Agreement the masculine, feminine and neuter gender, and the singular and plural numbers, wherever the context requires or permits, shall each be deemed to include the other genders or numbers respectively.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Operating Agreement as of the date first written above.

COMPANY:

GENERAL PARTS DISTRIBUTION LLC, a North Carolina Limited Liability Company

By:	/s/ Richard B. Guirlinger
Name:	Richard B. Guirlinger
Title:	Manager

MEMBER:

GENERAL PARTS, INC.

By:	/s/ Robert A. Wicker
Name:	Robert A. Wicker
Title:	Secretary

MANAGERS:

By:	/s/ O. Temple Sloan III	By:	/s/ Robert J. Blair
Name:	O. Temple Sloan III	Name:	Robert J. Blair

By:	/s/ John W. Gardner	By:	/s/ Richard B. Guirlinger
Name:	John W. Gardner	Name:	Richard B. Guirlinger

By:	/s/ Michael J. Riess, II	By:	/s/ Clifford H. Henline, Jr.
Name:	Michael J. Riess, II	Name:	Clifford H. Henline, Jr.

By:	/s/ Robert A. Wicker
Name:	Robert A. Wicker